Exhibit 99.2
Virgin Media Announces the Extension of the Early Tender Deadline for its Cash Tender Offer for its 9.50% Senior Notes due 2016 and its 8.375% and 8.875% Senior Notes due 2019
LONDON, October 24, 2012 - Virgin Media Inc. (“Virgin Media”) (NASDAQ:VMED) (LSE:VMED) today announced the extension of the early tender deadline for the previously announced cash tender offers by its subsidiary Virgin Media Finance PLC (the “Issuer”) to purchase any and all of its dollar- and euro-denominated 9.50% Senior Notes due 2016 (the “2016 Notes”) and up to $500 million aggregate principal amount (the “Maximum Tender Amount”) of its dollar-denominated 8.375% Senior Notes due 2019 and its sterling-denominated 8.875% Senior Notes due 2019 (the “2019 Notes” and with the 2016 Notes, the “Notes”) (the “Offers”).
The terms and conditions of the tender offer are described in the Offer to Purchase dated as of October 10, 2012 and related Letter of Transmittal that were distributed to holders of Notes.
The Early Tender Deadline is being extended from 11:59 pm New York City time, on October 23, 2012 to 11:59 p.m., New York City time, on October 25, 2012. The Withdrawal Deadline has passed. Validly tendered Notes may no longer be withdrawn.
Important Dates

Date	Calendar Date	Event
Early Tender Deadline for 2016 and 2019 Notes	11:59 p.m., New York City time, October 25, 2012.	The last time for Holders to tender Notes in order to qualify for the payment of the applicable Total Consideration, which includes the applicable Early Tender Premium.
Withdrawal Deadline for 2016 and 2019 Notes	11:59 p.m., New York City time, October 23, 2012.
The last time for Holders to validly withdraw tenders of Notes. The Issuer may extend the Early Tender Deadline or increase, decrease or waive the Maximum Tender Amount, in each case without extending the Withdrawal Deadline.

Early Settlement Date for 2016 Notes	On or around October 30, 2012
The day that Holders of 2016 Notes will be paid the applicable Total Consideration and accrued interest for 2016 Notes validly tendered at or prior to the Early Tender Deadline and not withdrawn and that are accepted for purchase.

Expiration Date for 2016 and 2019 Notes	11:59 p.m., New York City time, November 7, 2012.
The last time for Holders to tender Notes pursuant to the Offers in order to be eligible to receive payment of the applicable Tender Offer Consideration, which excludes the applicable Early Tender Premium.

Settlement Date for 2016 and 2019 Notes	Promptly after the Expiration Date. The Issuer expects that this date will be on or about November 8, 2012.
The day that Holders will be paid the applicable Total Consideration and accrued interest for 2019 Notes validly tendered at or prior to the Early Tender Deadline and that are accepted for purchase and the applicable Tender Offer Consideration and accrued interest for Notes validly tendered after the Early Tender Deadline but at or prior to the Expiration Date and that are accepted for purchase.

The tender offer expires at 11:59 p.m., New York City time, on November 7, 2012.
The Issuer intends to cancel and retire all of the Notes purchased pursuant to the tender offer.
J.P. Morgan Securities PLC and J.P. Morgan Securities LLC and their respective affiliates (“J.P. Morgan”) and The Royal Bank of Scotland plc and RBS Securities Inc. and their respective affiliates (“RBS”) are acting as Dealer Managers for the tender offer. The Information and Tender Agent for the tender offer is Lucid Issuer Services Limited. Holders with questions about the tender offer should contact the Dealer Managers or the Information and Tender Agent. Requests for copies of any Offer to Purchase or Letter of Transmittal should be directed to the Information and Tender Agent at virginmedia@lucid-is.com. Any questions or requests for assistance may be directed to the Dealer Managers at the addresses and telephone numbers set forth herein.

None of Virgin Media, the Issuer, the Dealer Managers or the Information and Tender Agent is making any recommendations to holders of Notes as to whether to tender or refrain from tendering their Notes in the tender offer. Holders of Notes must decide how many Notes they will tender, if any.
This announcement is neither an offer to purchase nor the solicitation of an offer to sell any of the securities described herein, nor shall there be any offer or sale of such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The tender offer is made solely pursuant to the Offer to Purchase dated October 10, 2012 and the related Letter of Transmittal.

The Dealer Managers for the Offers are:
J.P. Morgan Securities LLC 383 Madison Avenue New York, New York 10179 Attention: Liability Management Group (800) 245-8812 (toll-free) (212) 834-2046 (collect)	RBS Securities Inc. 600 Washington Boulevard Stamford, CT 06840 Attn: Liability Management Group Toll Free (inside the United States) - 877-297-9832 Collect - 203-897-4825
J.P. Morgan Securities Plc 25 Bank Street, Canary Wharf London E14 5JPM United Kingdom +44 (0)20 7134 3166	The Royal Bank of Scotland plc 135 Bishopsgate London EC2M 3UR United Kingdom Attn: Liability Management Group Tel: +44 (0)20 7085 4634 Email: liabilitymanagement@rbs.com

Forward-Looking Statements
Virgin Media cautions you that statements included in this announcement that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Virgin Media's results to differ materially from historical results or those expressed or implied by such forward-looking statements. Certain of these factors are discussed in more detail under 'Risk Factors' and elsewhere in Virgin Media's annual report on Form 10-K as filed with the U.S. Securities and Exchange Commission (SEC) on February 21, 2012. There can be no assurance that the transactions contemplated in this announcement will be completed. Virgin Media assumes no obligation to update any forward-looking statement included in this announcement to reflect events or circumstances arising after the date on which it was made.

For further information, contact:
Virgin Media Investor Relations
Richard Williams: +44 (0) 1256 753037 / richard.williams@virginmedia.co.uk
Vani Bassi: +44 (0) 1256 752347 / vani.bassi@virginmedia.co.uk
Phil Rudman : +44 (0)1256 752677 / phil.rudman@virginmedia.co.uk

Media Contacts
Tavistock Communications

Lulu Bridges: +44 (0) 20 7920 3150 / lbridges@tavistock.co.uk
Matt Ridsdale: +44 (0) 20 7920 3150 / mridsdale@tavistock.co.uk